EXHIBIT  11.1

CPI CORP. COMPUTATION OF EARNINGS PER COMMON SHARE--DILUTED
FISCAL YEARS ENDED FEBRUARY 2, 2002, FEBRUARY 3, 2001
AND FEBRUARY 5, 2000 (in thousands except per share amounts)

                                                      2001         2000         1999
                                                    --------     --------     --------
                                                   (Restated)   (Restated)
Common shares outstanding
 at beginning of
 fiscal period                                        17,886       17,791       17,730
Shares issued during
 the period-weighted average                             195           37           50
Shares issuable under
 employee stock plans -
 weighted average                                         38           39           39
Dilutive effect of exercise
 of certain stock options                                 60          175          302
Less:  Treasury stock -
 weighted average                                    (10,240)      (9,967)      (8,111)
                                                    --------     --------     --------
Weighted average number
 of common and common
 equivalent shares                                     7,939        8,075       10,010
                                                    ========     ========     ========
Net earnings (loss) applicable to common shares:
  From continuing
   operations                                       $  6,541     $ 14,859     $  3,197
  From cumulative effect of
   change in accounting
   principle                                              --      (10,219)          --
  From discontinued
   operations                                             --       (4,110)      (6,429)
                                                    --------     --------     --------
Net earnings (loss)                                 $  6,541     $    530     $ (3,232)
                                                    ========     ========     ========
Earnings (loss) per common share:
  From continuing
   operations                                       $   0.82     $   1.84     $   0.32
  From cumulative effect of
   change in accounting
   principle                                              --        (1.27)          --
  From discontinued
   operations                                             --        (0.51)       (0.64)
                                                    --------     --------     --------
     Net earnings (loss)                            $   0.82     $    .06     $  (0.32)
                                                    ========     ========     ========

Options to purchase 1,006,620, 689,412 and 685,783 shares of common stock were outstanding during 2001, 2000, and 1999, respectively, but were not included in the computation of diluted EPS because the options' exercise price was greater than the average market price of the common shares.